Exhibit 3.3

March 15, 2010	FLORIDA DEPARTMENT OF STATE
Division of Corporations
NON-INVASIVE MONITORING SYSTEMS, INC.
4400 BISCAYNE BLVD.
MIAMI, FL 33137
Re: Document Number 681706
The Articles of Amendment to the Articles of Incorporation for NON-INVASIVE MONITORING SYSTEMS, INC., a Florida corporation, were filed on March 12, 2010.
The certification requested is enclosed. To be official, the certification for a certified copy must be attached to the original document that was electronically submitted and filed under FAX audit number H10000057448.
Should you have any question regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Tina Roberts
Regulatory Specialist II
Division of Corporations	Letter Number: 410A00006275
P.O BOX 6327 — Tallahassee, Florida 32314

State of Florida I certify the attached is a true and correct copy of the Articles of
Amendment, filed on March 12, 2010, to Articles of Incorporation for
NON-INVASIVE MONITORING SYSTEMS, INC., a Florida corporation, as shown by the records of this office.
I further certify the document was electronically received under FAX audit number H10000057448. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below
The document number of this corporation is 681706.
Authentication Code: 410A00006275-031510-681706 -1/1
Given under my hand and the Great Seal of the State of Florida, at Tallahassee, the Capital, this the Fifteenth day of March, 2010
Kurt S. Browning
Secretary of State

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
NON-INVASIVE MONITORING SYSTEMS, INC.
Non-Invasive Monitoring Systems, Inc., a Florida corporation (the “Corporation”), hereby certifies, pursuant to and in accordance with Section 607.1006 of the Florida Business Corporation Act, for the purpose of filing these Articles of Amendment to the Articles of Incorporation of Non-Invasive Monitoring Systems, Inc. (these “Amended Articles”) with the Department of State of the State of Florida, that:
1.	The name of the Corporation is Non-Invasive Monitoring Systems, Inc.

2.	The Articles of Incorporation of the Corporation are hereby amended by striking out Article VI in its entirety and replacing it with the following:
ARTICLE VI — BOARD OF DIRECTORS
The Corporation shall have eight directors. The number of Directors may be increased or diminished from time to time in accordance with the provisions of the Corporation’s by-laws, but shall never be less than one nor more than eight.
3.	These Amended Articles were adopted and approved on January 19, 2010 at the Corporation’s 2010 Annual Meeting of Shareholders by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation’s common stock, Series B Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, voting together as a single class (the number of votes cast in favor of these Amended Articles was sufficient for approval). These Amended Articles shall be effective upon filing with the Department of State of the State of Florida.
IN WITNESS WHEREOF, the Corporation has caused these Amended Articles to be executed by a duly authorized officer of the Corporation as of this 12th day of March, 2010.

NON-INVASIVE MONITORING SYSTEMS, INC.
By:	/s/ Joshua B. Weingard
Joshua B. Weingard Secretary